Exhibit 10.1

[TRC LETTERHEAD]

February 18, 2011

Robert D. Woltil

Dear Bob:

We are pleased that you have accepted the position of interim Chief Executive Officer of Technology Research Corporation, a Florida corporation (the “Company”), effective immediately. This letter sets forth certain terms of your employment with the Company that apply while you are serving as the interim CEO (the “CEO Service Period”):

1.	You will continue to serve as Vice President Finance and Chief Financial Officer of the Company, and will be required to continue to perform the duties and responsibilities of those positions.

2.	In addition to your current base salary, during the CEO Service Period you will be paid a bonus of $5,000 per calendar month (less applicable withholdings) as full compensation for your performance of the additional duties and responsibilities as interim CEO, which amount shall be pro-rated for any partial months.

3.	The Company may remove and replace you as CEO at any time.

4.	As interim CEO, you agree not to make any changes to the Company’s organizational structure, or its personnel or compensation structure (except for compensation changes or the hiring or termination of employees that are below the Director level), without the prior approval of the Company’s Board of Directors. Ray Malpocher, the Company’s Lead Director, is your point of contact with the Board of Directors.

Nothing in this letter modifies the “at-will” nature of your employment with the Company, and the terms of this letter, therefore, do not and are not intended to create either an express or implied contract of employment with the Company for any particular period of time.

If you are in agreement with the terms of this letter, please sign and return one original executed copy of this letter to the Company and retain one for your records.

Sincerely,

Technology Research Corporation

By:	s/ Ray Malpocher
Ray Malpocher, Lead Director

Acknowledged and Agreed to:

s/ Robert D. Woltil
Robert D. Woltil